Exhibit 8(hhh)
AGREEMENT
     ML Life Insurance Company of New York (the “Company”) and American Century Investment Services, Inc. (the “Distributor”) mutually agree to the arrangements set forth in this Agreement (the “Agreement”) dated as of December 28, 2007.
     WHEREAS, Distributor is the principal underwriter to the American Century Equity Income Fund (the “Fund”); and
     WHEREAS, the Company issues variable annuity contracts (the “Contracts”); and
     WHEREAS, amounts invested in the Contracts by contract holders are deposited in separate accounts of the Company which in turn purchase shares of the A Class of the Fund, which is an investment option offered by the Contracts; and
     WHEREAS, the Distributor has derived substantial savings in administration expenses by virtue of having separate accounts of the Company as single shareholders of record of the Fund shares rather than having each Contract owner as a shareholder; and
     WHEREAS, the Distributor has derived such substantial savings because the Company performs administration services, including but not limited to those services listed on Schedule A hereto, in connection with the Contracts, which would otherwise be provided by the Distributor or its affiliates; and
     WHEREAS, the Company desires to be compensated for providing such administration services to the Fund.
     NOW THEREFORE, the parties agree as follows:
     1. Administration Expense Payments.
          (a) In consideration of the Company’s performance of the services listed on Schedule A hereto, the Distributor agrees to pay to the Company an amount equal to 0.25 percent of the average aggregate amount invested by the Company in the Fund that are attributable to the Contracts during each calendar month (the “Administrative Services Fee”). The average aggregate amount invested in the Fund over a one (1) month period shall be computed by totaling the Company’s aggregate investment (share net asset value multiplied by total number of Shares of the Fund held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.
          (b) The Distributor shall calculate the payment contemplated by this Section 1 at the end of each calendar month and will make such payment to the Company, without demand or notice by the Company within thirty (30) days thereafter. Such payment will be accompanied by a statement showing the calculation of the amounts being paid by the Distributor for the relevant month and such other supporting data as may be reasonably requested by the Company.
     2. Nature of Payments.
          The parties to this Agreement recognize and agree that the Distributor’s payments to the Company under this Agreement are for administration services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of

Contracts or of Fund shares; and are not otherwise related to investment advisory or distribution services or expenses. The amount of administration expense payments made by the Distributor to the Company pursuant to Section 1(a) of this Agreement are not intended to be, and shall not be deemed to be, indicative of the actual costs to the Company of providing administration services to the Fund.
          Payment of fees under this Agreement shall be made to Company in accordance with Company procedures. Company may amend such procedures and in the event of such amendment will provide sufficient notice to the paying entity.
     3. Representations, Warranties and Agreements.
          The Company represents, warrants, and covenants that (i) if required by applicable law, the Company will disclose to each Contract owner the existence of the Administrative Services Fee received by the Company pursuant to this Agreement in a form consistent with the requirements of applicable law; (ii) it is authorized to provide the services and to receive the Administrative Services Fee contemplated hereby; (iii) this Agreement has been duly authorized by all necessary corporation action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and (iv) the activities of the Company contemplated by this Agreement comply with all provisions of federal and state securities laws applicable to such activities.
          The Distributor represents and warrants that it is a broker-dealer registered under the Securities Exchange Act of 1934 and it is authorized to enter into this Agreement.
     4. Termination.
          (a) This Agreement will be terminated upon mutual agreement of the parties hereto in writing.
          (b) Either party to this Agreement may, by notice to the other party delivered more than thirty (30) days prior to the proposed termination date, elect to terminate this Agreement at any time.
          (c) This Agreement will automatically terminate in the event of its assignment (as such term is defined in the 1940 Act). This Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within thirty (30) days after receipt of notice from the other party; or (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party’s counsel, violate any applicable federal or state law, rule, regulation or judicial order; (iii) by a vote of a majority of the independent directors; or (iv) upon assignment by either party.
     5. Amendment.
          This Agreement may be amended only upon mutual agreement of the parties hereto in writing.
     6. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered

(a) to the Distributor, at:
American Century Investment Services, Inc.
4500 Main Street
Kansas City, MO 64111
Attention: Janet A. Nash, Esq.
(b) to the Company, at:
ML Life Insurance Company of New York
7 Roszel Road
Princeton, New Jersey 08540
Attention: Barry G. Skolnick
Senior Vice President & General Counsel
     7. Miscellaneous.
          (a) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, provided, however, that this Agreement may not be assigned by either party.
          (b) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.
          (c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.
          (d) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ML LIFE INSURANCE COMPANY OF NEW YORK			AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Lonny J Olejniczak		By:	/s/ CINDY A. JOHNSON

	Name:	Lonny J Olejniczak		Name:	CINDY A. JOHNSON
	Title:	President		Title:	VICE PRESIDENT

SCHEDULE A
ADMINISTRATION SERVICES BY THE COMPANY
Maintenance of books and records
•	Maintain an inventory of shares purchased to assist in recording issuance of shares.

•	Perform miscellaneous accounting services to assist in recording transfers of shares (via net purchase orders).

•	Reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.
Purchase orders
•	Determination of net amount of cash flow into the Fund.

•	Reconciliation and deposit of receipts at Fund (wire orders) and confirmation thereof.
Redemption orders
•	Determination of net amount required for redemptions by Fund.

•	Notification to Fund of cash required to meet payments.

•	Cost of share redemptions.
Reports
•	Periodic information reporting to the Fund.

•	Distribution of prospectuses and annual and semi-annual shareholder reports (to existing contract owners).
Other administration support
•	Sub-accounting services.

•	Providing other administration support to the Fund as mutually agreed between the Company and the Fund.

•	Relieving the Fund of other usual or incidental administration services provided to individual shareholders.

•	Preparation of reports to third party reporting services.
Dated:

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